August 15, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Ladies and Gentlemen:

                   Mallon Resources Corporation
                   ----------------------------

We have read item 4 of Mallon Resources Corporation's Form 8-K dated August 15, 1997 and are in agreement with the statements contained in paragraph 4(a) therein.

Yours very truly,


/s/ Price Waterhouse LLP